Exhibit 99.1

NEWS RELEASE

ION Reports Solid Fourth Quarter and Full Year 2011 Results

Fourth Quarter EPS of $0.15, excluding special items

Full Year EPS of $0.22, excluding special items

HOUSTON, TX – February 15, 2012 – ION Geophysical Corporation (NYSE: IO) today reported fourth quarter 2011 revenues of $159.9 million, compared to $158.6 million in the fourth quarter of 2010. Excluding special items as noted in the attached tables, ION reported fourth quarter 2011 net income of $23.2 million, or $0.15 per diluted share, compared to net income of $21.2 million, or $0.14 per diluted share, in the fourth quarter of 2010. Including special items, fourth quarter 2011 net income was $12.0 million, or $0.08 per diluted share, compared to net income of $20.0 million, or $0.13 per diluted share, in 2010.

For full year 2011, ION reported revenues of $454.6 million, compared to $444.3 million in 2010. Total revenues excluding Legacy Land Systems (INOVA) grew 6% during 2011. ION reported 2011 net income of $34.6 million, or $0.22 per diluted share, compared to 2010 net income of $22.8 million, or $0.16 per diluted share, both excluding special items. Actual reported net income in 2011 was $23.4 million, or $0.15 per diluted share, compared to a net loss of ($38.8) million, or ($0.27) per share, in 2010.

Three pre-tax adjustments totaling $0.07 per diluted share affected fourth quarter 2011 net income. The first resulted from a $7.7 million charge for write-down of excess inventory by INOVA Geophysical. This charge reflects an adjustment to inventory values for older products, given INOVA’s launch of Hawk™ and a new version of FireFly®. The second is a $2.9 million restructuring as ION moved its geophone manufacturing operations from the Netherlands to lower-cost centers in Asia. The last is a $1.3 million impairment of one of ION’s investments.

Brian Hanson, ION’s Chief Executive Officer, commented, “We finished with strong results, as expected. Our marine group continues to deliver excellent results, driven by the ongoing transition of the towed streamer market to more complex surveys, which promotes sales of our leading Digi positioning equipment product line and our latest software platform, Orca®. As a major milestone, we installed our Orca software platform on our 51st vessel, further expanding our market share to over 40%. We are also pleased that we completed the BGP 12-streamer deal, as expected, in the fourth quarter with their new marine vessel, Prospector, successfully completing its first commercial job.

“As previously reported, our data processing business experienced a revenue and earnings decline in 2011, which was the direct impact of the Macondo oil spill. This was the first decline in our DP business after several years of year-over-year growth and represented an approximate 12 cent negative pre-tax impact from the prior year. The good news is we have seen an extremely strong build up in our backlog, including the fourth quarter award of the single largest data processing contract in our history, which we believe indicates a healing of the Gulf of Mexico, but also the significant increase in our global data processing footprint over the last year.

NEWS RELEASE

“One important highlight for the year is the continuing expansion of our GeoVentures™ group portfolio, which had another strong growth year. This included finishing our third Arctic program in Greenland, as well as our first land ResSCANS™ survey for North American shale oil and gas geologies. We continue to develop our leading data acquisition and processing technologies in the North American oil and gas shale plays centered on recording the full wavefield and proprietary processing. We also recently started our first international effort in the shale play with a regional land survey in Poland. The recent weak gas prices make technology such as ResSCANS even more important to oil companies to further drive productivity.

“Despite a challenging year for the land equipment market, INOVA experienced another sequential improvement in sales, which should result in their first profitable quarter in the fourth quarter. As a result of INOVA’s significant R&D program, they have launched a series of new products, including a new version of FireFly and their first offering of autonomous land nodes, branded Hawk. We are confident these new products place INOVA in a much stronger position for 2012. As indicated in our December call, we anticipate INOVA to be break-even in 2012.”

FOURTH QUARTER 2011

Total revenues for the fourth quarter increased to $159.9 million, compared to $158.6 million a year ago. Systems segment revenues increased by 58% over the same period in 2010, while Solutions segment revenues decreased by 22%. Software segment revenues were relatively flat to the same quarter last year.

Sales in the Systems segment increased to $67.3 million in the fourth quarter, compared to $42.6 million in the same period of 2010, which includes the 12-streamer system sold to BGP.

Sales in the Solutions segment decreased to $83.4 million during the fourth quarter, down $23.2 million compared to $106.6 million for the same period a year ago. This decrease was primarily the result of lower data library sales as compared to an exceptionally strong fourth quarter of 2010, which was partially driven by money being shifted from drilling programs in the Gulf of Mexico to international exploration programs. This decrease in data library sales was partially offset by more than a 60% increase in new venture revenues related to projects in North American shale plays, East Africa and the Arctic.

Consolidated gross margins for fourth quarter 2011 decreased slightly to 40% from 42% in fourth quarter 2010. Gross margins in the Software and Solutions segments improved by 8 and 7 percentage points, respectively, due to favorable sales mix, while gross margins in the Systems segment decreased by 16 percentage points, partially attributed to the mix of the lower-margin streamer system sale to BGP in the fourth quarter.

NEWS RELEASE

As a percentage of revenue, operating expenses during the fourth quarter remained essentially flat at 20%. Adjusted EBITDA for the quarter decreased to $59.0 million, compared to $71.4 million in fourth quarter 2010, mostly related to higher data library sales in fourth quarter 2010.

ION accounts for its 49% interest in INOVA on a one fiscal quarter lag. ION’s share of INOVA’s third quarter financial results is included in ION’s fourth quarter. For fourth quarter 2011, ION recognized a loss on its INOVA equity investment of approximately $13.0 million, which includes approximately $7.7 million (ION’s 49% share) of the write-down of excess inventory by INOVA.

FULL YEAR 2011

Consolidated revenues for full year 2011 increased to $454.6 million, compared to $444.3 million for 2010. Excluding the Legacy Land Systems (INOVA) segment revenues, which were consolidated in the company’s first quarter 2010 results, 2011 revenues increased 6%, or $26.8 million, versus 2010 levels. Revenues in the Systems segment increased 34%, driven by strong towed streamer and other marine equipment sales. Revenues in the Software segment increased 4% and were flat on a currency-adjusted basis. Revenues in the Solutions segment decreased $13.5 million, or 5%, compared to prior year, primarily as a result of lower data processing sales. Data processing revenues improved sequentially each quarter, but decreased 18% over the prior year due to the lagging effects of the Gulf of Mexico oil spill. However, multi-client revenues increased 3%, as new venture activity was successfully carried out in the Arctic, East Africa and the North American shale plays.

Gross margins for full year 2011 improved slightly to 38%, compared to 37% for 2010. Excluding the results of the Legacy Land Systems (INOVA) segment, the overall gross margin of the remaining segments remained consistent with 2010.

ION’s operating expenses as a percentage of revenues for 2011 were 23%, consistent with 2010, excluding the Legacy Land Systems (INOVA) segment. ION’s 2011 effective tax rate of 29.2% was impacted by the establishment of valuation allowances associated with equity in losses of INOVA Geophysical and the write-down of one of ION’s investments. Excluding these items, the 2011 effective tax rate would have been 17.2% compared to 14.5% for 2010. The increase in the effective tax rate relates to the changes in the distribution of earnings between U.S. and foreign jurisdictions.

Income from operations for 2011 totaled $66.8 million, compared to $52.8 million in 2010. Excluding the first quarter 2010 results of the Legacy Land Systems (INOVA) segment, income from operations during 2010 was $62.5 million.

NEWS RELEASE

Adjusted EBITDA for 2011 decreased 5% to $155.9 million, compared to $163.8 million in 2010. At year end, ION had no outstanding balance associated with its $100 million revolving credit facility, bringing total liquidity to $162.4 million.

OUTLOOK

Greg Heinlein, ION’s Chief Financial Officer, further commented, “Our fourth quarter results were strong, as expected, and we anticipate the positive momentum experienced in the quarter to continue as we head into 2012.

“Our marine business delivered a strong fourth quarter performance, supported by the streamer sale to BGP. Our multi-client business is currently executing several new venture programs on land and offshore, which positions us well for a strong 2012. In addition, our Solutions backlog is at record levels, and we expect revenue growth rates to return to historically high levels.

“As mentioned on our market and business outlook call in December, we expect our investment in multi-client data libraries during 2012 to be in the range of $130 to $150 million, with a significant amount of this investment to be underwritten by our customers and with new venture projects spread more evenly throughout the year due to continued expansion on land. While we expect 2012 earnings to be back-end loaded, we continue to anticipate approximately one-fourth of annual results to be reflected in the first half of the year due to the growing impact of our GeoVentures business and the distribution of multi-client projects throughout the year.”

CONFERENCE CALL

The company has scheduled a conference call for Thursday, February 16, 2012, at 11:00 a.m. Eastern Time that will include a slide presentation. To participate in the conference call, dial 480-629-9819 at least 10 minutes before the call begins and ask for the ION conference call. Click here to access the earnings presentation slides.

A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until March 1, 2012. To access the replay, dial 303-590-3030 and use pass code 4510394#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. Also, an archive of the webcast will be available shortly after the call on the company’s website.

ABOUT ION:

ION Geophysical Corporation is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings are designed to allow E&P operators to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and to enable seismic contractors to acquire geophysical data safely and efficiently. Additional information about ION is available at www.iongeo.com.

NEWS RELEASE

CONTACTS:

Greg Heinlein

Chief Financial Officer

+1.281.552.3011

Jack Lascar

DRG&L

+1.713.529.6600

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include future sales and market growth, timing of sales, future liquidity and cash levels, future estimated revenues and earnings, sales expected to result from backlog, benefits expected to result from the INOVA Geophysical joint venture and related transactions and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; risks associated with the operation of the INOVA Geophysical joint venture; risks associated with litigation; risks associated with the Company’s level and terms of indebtedness; risks associated with competitors’ product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; risks that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product lines. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2010 and its Quarterly Reports on Form 10-Q filed during 2011.

Tables to follow

NEWS RELEASE

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Product revenues	$75,872	$51,228	$189,035	$165,202
Service revenues	84,011	107,395	265,586	279,120

Total net revenues	159,883	158,623	454,621	444,322

Cost of products	49,389	26,237	103,220	94,658
Cost of services	45,877	66,029	177,956	183,931

Gross profit	64,617	66,357	173,445	165,733

Operating expenses:
Research, development and engineering	6,499	5,479	24,569	25,227
Marketing and sales	8,190	9,082	31,269	30,405
General and administrative	16,500	17,325	50,812	57,254

Total operating expenses	31,189	31,886	106,650	112,886

Income from operations	33,428	34,471	66,795	52,847
Interest expense, net	(1,600)	(1,893)	(5,784)	(30,770)
Equity in losses of INOVA Geophysical	(13,018)	(15,541)	(22,862)	(23,724)
Loss on disposition of land division	—	—	—	(38,115)
Fair value adjustment of warrant	—	—	—	12,788
Gain on legal settlement	—	24,500	—	24,500
Impairment of cost method investments	(1,312)	(7,650)	(1,312)	(7,650)
Other income (expense)	168	1,039	(2,135)	228

Income (loss) before income taxes	17,666	34,926	34,702	(9,896)
Income tax expense	5,420	14,542	10,136	26,942

Net income (loss)	12,246	20,384	24,566	(36,838)
Net income attributable to noncontrolling interests	105	—	208	—

Net income (loss) attributable to ION	12,351	20,384	24,774	(36,838)
Preferred stock dividends	338	338	1,352	1,936

Net income (loss) applicable to common shares	$12,013	$20,046	$23,422	$(38,774)

Net income (loss) per share:
Basic	$0.08	$0.13	$0.15	$(0.27)
Diluted	$0.08	$0.13	$0.15	$(0.27)
Weighted average number of common shares outstanding:
Basic	155,292	152,572	154,811	144,278
Diluted	162,132	159,698	156,090	144,278

NEWS RELEASE

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$42,402	$84,419
Short-term investments	20,000	—
Accounts receivable, net	130,612	77,576
Unbilled receivables	25,628	70,590
Inventories	70,145	66,882
Prepaid expenses and other current assets	13,460	13,165

Total current assets	302,247	312,632
Deferred income tax asset	17,645	16,413
Property, plant and equipment, net	24,771	20,145
Multi-client data library, net	175,768	112,620
Investment in INOVA Geophysical	72,626	95,173
Goodwill	53,963	51,333
Intangible assets, net	17,716	20,317
Other assets	9,322	3,224

Total assets	$674,058	$631,857

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$5,770	$6,073
Accounts payable	22,296	30,940
Accrued expenses	61,384	67,250
Accrued multi-client data library royalties	15,318	18,667
Deferred revenue	33,802	17,851

Total current liabilities	138,570	140,781
Long-term debt, net of current maturities	99,342	102,587
Other long-term liabilities	7,719	8,042

Total liabilities	245,631	251,410

Redeemable noncontrolling interests	2,615	—

Equity:
Cumulative convertible preferred stock	27,000	27,000
Common stock	1,555	1,529
Additional paid-in capital	843,271	822,399
Accumulated deficit	(423,612)	(448,386)
Accumulated other comprehensive loss	(16,193)	(15,530)
Treasury stock	(6,565)	(6,565)

Total stockholders’ equity	425,456	380,447
Noncontrolling interests	356	—

Total equity	425,812	380,447

Total liabilities and equity	$674,058	$631,857

NEWS RELEASE

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$24,566	$(36,838)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization (other than multi-client data library)	13,917	24,795
Amortization of multi-client data library	77,317	85,940
Stock-based compensation expense	6,344	8,147
Bad debt expense	597	1,689
Equity in losses of INOVA Geophysical	22,862	23,724
Amortization of debt discount	—	8,656
Write-off of unamortized debt issuance costs	—	10,121
Fair value adjustment of warrant	—	(12,788)
Loss on disposition of land division	—	38,115
Impairment of cost method investments	1,312	7,650
Deferred income taxes	(8,131)	22,207
Excess tax benefit from stock-based compensation	(3,294)	—
Change in operating assets and liabilities:
Accounts receivable	(53,552)	7,826
Unbilled receivables	44,962	(48,935)
Inventories	(6,641)	(16,138)
Accounts payable, accrued expenses and accrued royalties	(7,546)	9,550
Deferred revenue	15,957	7,281
Other assets and liabilities	1,314	(7,634)

Net cash provided by operating activities	129,984	133,368

Cash flows from investing activities:
Purchase of property, plant and equipment	(11,060)	(7,372)
Investment in multi-client data library	(143,782)	(64,426)
Purchase of short-term investments	(80,000)	—
Proceeds from sale of short-term investments	60,000	—
Investment in a convertible note	(6,500)	—
Business acquisition, net of cash acquired	(330)	—
Proceeds from disposition of land division, net of fees paid	—	99,790
Other investing activities	50	(500)

Net cash provided by (used in) investing activities	(181,622)	27,492

Cash flows from financing activities:
Borrowings under revolving line of credit	—	104,000
Repayments under revolving line of credit	—	(193,429)
Net proceeds from issuance of debt	—	105,695
Net proceeds from issuance of common stock	—	38,039
Payments on notes payable and long-term debt	(6,145)	(145,558)
Payment of preferred dividends	(1,352)	(1,936)
Proceeds from employee stock purchases and exercise of stock options	13,105	1,071
Excess tax benefit from stock-based compensation	3,294	—
Contribution from noncontrolling interests	961	—
Restricted stock cancelled for employee minimum income taxes	(59)	(612)

Net cash provided by (used in) financing activities	9,804	(92,730)

Effect of change in foreign currency exchange rates on cash and cash equivalents	(183)	72

Net increase (decrease) in cash and cash equivalents	(42,017)	68,202
Cash and cash equivalents at beginning of period	84,419	16,217

Cash and cash equivalents at end of period	$42,402	$84,419

NEWS RELEASE

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT INFORMATION

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net revenues:
Solutions:
Data Processing	$25,434	$28,336	$88,783	$107,997
New Venture	30,516	18,979	98,335	81,293
Data Library	27,470	59,322	76,332	87,664

Total	$83,420	$106,637	$263,450	$276,954

Systems:
Towed Streamer	$51,453	$33,471	$111,453	$83,567
Other	15,832	9,117	41,551	30,659

Total	$67,285	$42,588	$153,004	$114,226

Software:
Software Systems	$8,587	$8,641	$36,031	$34,465
Services	591	757	2,136	2,166

Total	$9,178	$9,398	$38,167	$36,631

Legacy Land Systems (INOVA)	$—	$—	$—	$16,511

Total	$159,883	$158,623	$454,621	$444,322

Gross profit:
Solutions	$37,541	$40,839	$84,647	$93,804
Systems	20,357	19,416	61,109	48,557
Software	6,719	6,102	27,689	24,536
Legacy Land Systems (INOVA)	—	—	—	(984)

Total	$64,617	$66,357	$173,445	$165,733

Gross margin:
Solutions	45%	38%	32%	34%
Systems	30%	46%	40%	43%
Software	73%	65%	73%	66%
Legacy Land Systems (INOVA)	—%	—%	—%	(6%)

Total	40%	42%	38%	37%

Income from operations:
Solutions	$27,869	$29,963	$50,620	$60,632
Systems	11,045	13,916	33,034	27,749
Software	6,054	5,423	24,463	21,936
Legacy Land Systems (INOVA)	—	—	—	(9,623)
Corporate and other	(11,540)	(14,831)	(41,322)	(47,847)

Income from operations	$33,428	$34,471	$66,795	$52,847

NEWS RELEASE

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(Non-GAAP Measure)

(In thousands)

(Unaudited)

Adjusted EBITDA is a non-GAAP measurement that is presented as an additional indicator of operating performance and is not a substitute for net income (loss) or net income (loss) per share calculated under generally accepted accounting principles (GAAP). We believe that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to service our debt. The calculation of Adjusted EBITDA shown below is based upon amounts derived from the Company’s financial statements prepared in conformity with GAAP.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net income (loss)	$12,246	$20,384	$24,566	$(36,838)
Interest expense, net	1,600	1,893	5,784	30,770
Income tax expense	5,420	14,542	10,136	26,942
Depreciation and amortization expense	25,419	35,938	91,234	110,735
Equity in losses of INOVA Geophysical	13,018	15,541	22,862	23,724
Gain on legal settlement	—	(24,500)	—	(24,500)
Impairment of cost method investments	1,312	7,650	1,312	7,650
Loss on disposition of land division	—	—	—	38,115
Fair value adjustment of the warrant	—	—	—	(12,788)

Adjusted EBITDA	$59,015	$71,448	$155,894	$163,810

NEWS RELEASE

Reconciliation of Income from Operations Excluding the

Legacy Land Systems (INOVA) Segment

(Non-GAAP Measure)

(In thousands)

(Unaudited)

The financial results reflected in the Consolidated Statements of Operations, Consolidated Balance Sheets and Consolidated Statements of Cash Flows contained in this press release are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is our income from operations excluding our Legacy Land Systems (INOVA) segment. This segment was contributed to our joint venture (INOVA Geophysical) on March 25, 2010. Therefore, beginning on March 26, 2010, this contributed business is no longer consolidated into our results of operations. This adjusted income amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for income from operations or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and the corresponding reconciliation to GAAP financials for the twelve months ended December 31, 2010:

	Twelve Months Ended December 31, 2010
	As Reported	Legacy Land Systems	As Adjusted
Net revenues	$444,322	$(16,511)	$427,811
Cost of sales	278,589	(17,495)	261,094

Gross profit	165,733	984	166,717

Operating expenses:
Research, development and engineering	25,227	(4,181)	21,046
Marketing and sales	30,405	(1,559)	28,846
General and administrative	57,254	(2,899)	54,355

Total operating expenses	112,886	(8,639)	104,247

Income from operations	$52,847	$9,623	$62,470

NEWS RELEASE

Reconciliation of Special Items to Diluted Earnings per Share

(Non-GAAP Measure)

(In thousands, except per share data)

(Unaudited)

The financial results are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is income from operations or net income (loss) excluding certain charges or amounts. This adjusted income amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for income from operations, net income (loss) or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and the corresponding reconciliation to GAAP financials for the three and twelve months ended December 31, 2011 and 2010:

	Three Months Ended December 31, 2011
	As Reported	Restructuring Charges[1]	Investment Charges[2]	As Adjusted
Net revenues	$159,883	$—	$—	$159,883
Cost of sales	95,266	—	—	95,266

Gross profit	64,617	—	—	64,617
Operating expenses	31,189	(2,928)	—	28,261

Income from operations	33,428	2,928	—	36,356
Interest expense, net	(1,600)	—	—	(1,600)
Equity in losses of INOVA Geophysical	(13,018)	—	7,680	(5,338)
Impairment of cost method investment	(1,312)	—	1,312	—
Other income	168	—	—	168
Income tax expense	5,420	705	—	6,125

Net income	12,246	2,223	8,992	23,461
Net income attributable to noncontrolling interests	105	—	—	105

Net income attributable to ION	12,351	2,223	8,992	23,566
Preferred stock dividends	338	—	—	338

Net income applicable to common shares	$12,013	$2,223	$8,992	$23,228

Net income per share:
Basic	$0.08			$0.15

Diluted	$0.08			$0.15

Weighted average number of common shares outstanding:
Basic	155,292			155,292
Diluted	162,132			162,132

NEWS RELEASE

	Twelve Months Ended December 31, 2011
	As Reported	Restructuring Charges[1]	Investment Charges[2]	As Adjusted
Net revenues	$454,621	$—	$—	$454,621
Cost of sales	281,176	—	—	281,176

Gross profit	173,445	—	—	173,445
Operating expenses	106,650	(2,928)	—	103,722

Income from operations	66,795	2,928	—	69,723
Interest expense, net	(5,784)	—	—	(5,784)
Equity in losses of INOVA Geophysical	(22,862)	—	7,680	(15,182)
Impairment of cost method investment	(1,312)	—	1,312	—
Other expense	(2,135)	—	—	(2,135)
Income tax expense	10,136	705	—	10,841

Net income	24,566	2,223	8,992	35,781
Net income attributable to noncontrolling interests	208	—	—	208

Net income attributable to ION	24,774	2,223	8,992	35,989
Preferred stock dividends	1,352	—	—	1,352

Net income applicable to common shares	$23,422	$2,223	$8,992	$34,637

Net income per share:
Basic	$0.15			$0.22

Diluted	$0.15			$0.22

Weighted average number of common shares outstanding:
Basic	154,811			154,811
Diluted	156,090			156,090

[1]	Relates to restructuring charges related to ION’s geophone operations in the Netherlands.

[2]	Relates to ION’s 49% share of a write-down of inventory by INOVA Geophysical and the impairment of one of ION’s investments.

	Three Months Ended December 31, 2010
	As Reported	Gain on Legal Settlement[4]	Investment Charges[5]	As Adjusted
Net revenues	$158,623	$—	$—	$158,623
Cost of sales	92,266	—	—	92,266

Gross profit	66,357	—	—	66,357
Operating expenses	31,886	—	—	31,886

Income from operations	34,471	—	—	34,471
Interest expense, net	(1,893)	—	—	(1,893)
Equity in losses of INOVA Geophysical	(15,541)	—	9,475	(6,066)
Gain on legal settlement	24,500	(24,500)	—	—
Impairment of cost method investment	(7,650)	—	7,650	—
Other income	1,039	—	—	1,039
Income tax expense	14,542	(8,575)	—	5,967

Net income	20,384	(15,925)	17,125	21,584
Preferred stock dividends	338	—	—	338

Net income applicable to common shares	$20,046	$(15,925)	$17,125	$21,246

Net income per share:
Basic	$0.13			$0.14

Diluted	$0.13			$0.14

Weighted average number of common shares outstanding:
Basic	152,572			152,572
Diluted	159,698			159,698

NEWS RELEASE

	Twelve Months Ended December 31, 2010
	As Reported	Loss on Disposition	Refinancing and Warrant Charges[3]	Gain on Legal Settlement[4]	Investment Charges[5]	As Adjusted
Net revenues	$444,322	$—	$—	$—	$—	$444,322
Cost of sales	278,589	—	—	—	—	278,589

Gross profit	165,733	—	—	—	—	165,733
Operating expenses	112,886	—	—	—	—	112,886

Income from operations	52,847	—	—	—	—	52,847
Interest expense, net	(30,770)	—	18,777	—	—	(11,993)
Loss on disposition of land division	(38,115)	38,115	—	—	—	—
Fair value adjustment of warrant	12,788	—	(12,788)	—	—	—
Equity in losses of INOVA Geophysical	(23,724)	—	—	—	9,475	(14,249)
Gain on legal settlement	24,500	—	—	(24,500)	—	—
Impairment of cost method investment	(7,650)	—	—	—	7,650	—
Other income	228	—	—	—	—	228
Income tax expense	26,942	(19,841)	3,542	(8,575)	—	2,068

Net income (loss)	(36,838)	57,956	2,447	(15,925)	17,125	24,765
Preferred stock dividends	1,936	—	—	—	—	1,936

Net income (loss) applicable to common shares	$(38,774)	$57,956	$2,447	$(15,925)	$17,125	$22,829

Net income per share:
Basic	$(0.27)					$0.16

Diluted	$(0.27)					$0.16

Weighted average number of common shares outstanding:
Basic	144,278					144,278
Diluted	144,278					144,934

[3]

Relates to the write-off of unamortized debt issuance costs relating to our first quarter 2010 re-financings and the non-cash debt discount and fair value adjustment to the warrant from January 1, 2010 through March 25, 2010, the date of the closing of INOVA Geophysical.

[4]	Relates to a gain associated with cash received from the Greatbatch legal settlement in Q4 2010.

[5]	Relates to ION’s 49% share of a write-down of inventory by INOVA Geophysical and the impairment of one of ION’s investments.

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